Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated April 12, 2013 (except Note 1(a) and Note 18, as to which the date is April 19, 2013, and for Note 1(b), as to which the date is June 11, 2013), included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-188595) and related Prospectus of Esperion Therapeutics, Inc. dated June 12, 2013.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

June 25, 2013